EXHIBIT 99.1

      Dr. Glen Myers steps down as CEO and Chairman of RadiSys Corporation
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Hillsboro, Oregon - May 3, 2002 - RadiSys Corporation (Nasdaq: RSYS) announced today that Dr. Glen Myers has stepped down as President, CEO and Chairman of the Board of the company. Dr. Myers will continue as a director of the company and will chair the newly created Technology Committee of the Board of Directors. The Board of Directors will initiate a search for a new President and CEO.

Carl Neun, a current board member and the former CFO of Tektronix, Inc. has been appointed acting Chairman of the Board. "We appreciate the vision and leadership that Glen has provided in growing RadiSys into the successful company it has become." stated Mr. Neun. "Glen is a co-founder of the company and we are pleased he will continue to participate as a board member, as well as provide advice and counsel as a consultant to the management team."

Ron Dilbeck, currently the Senior Vice President of RadiSys' telecommunications division, and an officer of the company since 1996, has been named interim President and CEO. Ron has previously functioned as Vice President and General Manager of a variety of product divisions and as the company's Chief Operating Officer responsible for all product divisions, operations and sales. Prior to joining RadiSys, Mr. Dilbeck held a variety of executive roles with other companies, including President and CEO of nCUBE from 1994 to 1996.

"RadiSys has a strong, cohesive management team, an enviable customer base, talented and committed employees and leading technologies needed to move us forward. I look forward to leading the company through this transition and to my continued involvement with RadiSys." stated Mr. Dilbeck.

 Dr. Myers co-founded RadiSys as a supplier of embedded computing solutions for high-tech equipment in 1987. Radisys posted revenues of $228 million in 2001 and has become the leading provider to OEMs for a span of products ranging from board-level components such as processors, network interfaces, and packet processing engines, to communications middleware software such as signaling and networking protocol stacks, to platforms based on PCI, CompactPCI, and switch-fabrics, to services such as NEBS certification and software and microcode professional services, all the way up to private-label gateway systems. "I have complete confidence in Ron and the rest of the management team and look forward to contributing to the future success of RadiSys in my new role." stated Dr. Myers.